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                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                                                                                                                Three Months Ended
                                                                        Year Ended December 31,                      March 31,
                                                    ----------------------------------------------------------  -------------------
($ IN THOUSANDS)                                      2002(1)      2001(2)     2000(3)     1999        1998(4)    2003       2002
                                                    ---------    ---------   ---------   ---------   ---------  --------   --------
Earnings:
Pre-tax income ..................................   $ 111,983   $  85,824   $ 201,874   $  93,162   $ 102,094   $(69,794)   $21,435
Less:  income from partnership investments ......     (18,840)    (19,313)    (22,430)    (36,703)    (36,127)    (3,185)    (2,487)
Plus:  cash received from partnership investments      20,625      26,888      36,755      40,886      84,300      7,266      5,450
Fixed charges ...................................      36,529      28,410      37,873      39,701      25,722     49,392      6,503
                                                    ---------   ---------   ---------   ---------   ---------   --------    -------
   Total earnings ...............................     150,297     121,809     254,072     137,046     175,989    (16,361)    30,901

Fixed charges:
Interest expense ................................      34,542      26,454      34,696      36,078      22,591     43,900      6,009
Amortization of debt costs ......................         957         957       1,212       1,109         815      4,775        213
Interest component of rent expense(6) ...........       1,030         999       1,965       2,514       2,316        717        281
                                                    ---------   ---------   ---------   ---------   ---------   --------    -------
   Total fixed charges ..........................      36,529      28,410      37,873      39,701      25,722     49,392      6,503

Ratio of earnings to fixed charges ..............        4.1x        4.3x        6.7x        3.5x        6.8x         --(5)    4.8x

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(1)  Pre-tax income for 2002 includes the reversal of a restructuring charge of
     $6,405 and an investment impairment charge of $2,000. Excluding these items, the ratio of earnings to fixed charges would have been 4.0x. For additional information regarding the restructuring and investment impairment items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(2) Pre-tax income for 2001 includes a restructuring charge of $18,556 and an investment impairment charge of $11,432. Excluding these charges, the ratio of earnings to fixed charges for 2001 would have been 5.3x. For additional information regarding the restructuring and investment charges, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(3) Pre-tax income for 2000 includes in earnings a gain on the disposition of businesses of $86,495 and a special benefit of $15,771 resulting from the restructuring of the CenDon relationship. Excluding these special items, the ratio of earnings to fixed charges for 2000 would have been 4.0x. For additional information regarding the disposition of businesses and the restructuring of the CenDon relationship, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(4) Prior to July 1, 1998, Donnelley operated as part of The Dun & Bradstreet Corporation. Interest expense for 1998 represents interest incurred on debt from July 1, 1998.

(5) For the three months ended March 31, 2003, earnings are inadequate to cover fixed charges. The Company would need an additional $66,000 of earnings in order to cover its fixed charges.

     However, earnings for the quarter ended March 31, 2003 include the impact of purchase accounting adjustments relating to the SPA acquisition that prevented us from recognizing in earnings revenue and expenses for those directories that published prior to the acquisition. Assuming that the revenue and expenses for those directories that published prior to the acquisition were recognized in earnings under our deferral and amortization method, the ratio of earnings to fixed charges would have been 1.8x.

(6) Represents 1/3 of rent expense, which management believes is representative of the interest component.